Exhibit 99.1

For more information, contact:

David C. Owen, President/CEO

16801 West 116th Street

Lenexa, KS 66219 USA

Phone: (913) 338-5550

Fax: (913) 312-0264

dowen@ICOPdigital.com

www.ICOPdigital.com

ICOP DIGITAL ANNOUNCES PROGRESS ON MIDDLE EAST CONTRACT

LENEXA, KS, (August 25, 2005) – ICOP Digital, Inc., the leading provider of digital in-car video systems for law enforcement, today announced the expansion of a distribution agreement in the middle east. Units have now been sold to the distributor, and it is anticipated that the ICOP Model 20/20 will be tested in 9 countries in the region. “This is a market we had not planned on until very recently and we are delighted with the opportunity it presents to increase our geographic reach”, said David Owen, President and CEO of ICOP Digital. “In addition we have sold and delivered the ICOP Model 20/20™ to police departments in 11 states in the United States over the last two months. The fact that the unit fits securely in the dash rather than in a metal box in the trunk, attached to the cars headliner or under the seat has been a major decision point for our customers. We are pleased with the market acceptance to date.”

ICOP Digital, Inc is dual listed on the NASDAQ SmallCap market and the ArcaEx, and the common stock and warrants trade under the ticker symbols “ICDG” and “ICDGW,” respectively.

About ICOP Digital, Inc.

ICOP Digital, Inc. (NasdaqSC: ICDG; PCX: ICDG) is a Kansas-based company that delivers innovative mission-critical security, surveillance, and communications solutions that provide timely and accurate information for security for the public and private sectors, to monitor and protect people, assets, and profits. The ICOP Model 20/20™ is the leading digital in-car video recorder system, for use by law enforcement. ICOP Digital is committed to providing surveillance and communications solutions that help our customers improve their safety and security, through effective deployments of innovative technologies. www.ICOPdigital.com

Safe Harbor Statement

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The company may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, our reliance on third party manufacturers and suppliers, government agency budgetary and political constraints, new or increased competition, changes in market demand, and the performance or reliability of our products. These factors and others could cause operating results to vary significantly from those in prior periods, and those projected in forward-looking statements. Additional information with respect to these and other factors, which could materially affect the company and its operations, are included in certain forms the company has filed with the Securities and Exchange Commission.

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